NEW RELEASE

FOR IMMEDIATE RELEASE

                       KNOWLEDGE FOUNDATIONS CLOSES MERGER
                     WITH BSI2000, INC. AND SPINS OFF ASSETS
                         AND CHANGES ITS NAME TO BSI2000

Westminster, CA -- April 8, 2003 -- Knowledge Foundations, Inc. (OTCBB: KNFD), announced today that the spin-off of its existing intellectual property assets and BSI2000's merger with and into KFI, Inc., its wholly-owned subsidiary, closed on Monday, March 31, 2003. Upon the filing of the articles of merger with the states of Delaware and Colorado on March 31, 2003, Knowledge Foundations, Inc. changed its name to BSI2000, Inc., changed its trading symbol to BSIO.OB effective as of April 4, 2003, and the former management of BSI2000, Inc. has now become the management of the public company.

Knowledge Foundations announced on March 28, 2003 that its shareholders approved the spin-off of all of its assets to a group of its shareholders (including its founder, Dr. Richard Ballard) and that BSI2000, Inc.'s shareholders approved the merger.

On February 13, 2003, a Form S-4 Registration Statement became effective permitting each share of BSI2000, Inc. to be converted into 5.135 shares of publicly registered Knowledge Foundations, Inc. common stock once the merger was consummated. As part of the spin-off, 33,618,400 Knowledge Foundations, Inc. shares held by its directors were cancelled. After the exchange, there will be approximately 51 million shares outstanding.

About BSI2000, Inc.

BSI2000, Inc. is a manufacturer of hardware products and developer of software for the homeland security market and has developed a proprietary application of optical card technology using LaserCard(R) products. Many governmental agencies have expressed interest in the technology.

LaserCard(R) is a registered trademark of LaserCard Systems Corporation.